Exhibit 99.1

Speedway Motorsports Reports Results for the Three and Six Months

Ended June 30, 2008 and Reaffirms Full Year 2008 Guidance

CONTACT:	Speedway Motorsports, Inc.
Lauri Wilks, 704-455-3239
Janet Kirkley, 704-455-4426

Contact: Lauri Wilks or

Janet Kirkley, 704-455-4426

—For Immediate Release—

Speedway Motorsports Reports Results for the Three and Six Months

Ended June 30, 2008 and Reaffirms Full Year 2008 Guidance

CONCORD, NC (August 6, 2008) - Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported second quarter 2008 total revenues of $212.8 million, net income of $47.0 million and diluted earnings per share of $1.08. Six month 2008 results include record total revenues of $368.0 million, record net income of $77.9 million and record diluted earnings per share of $1.79. Corporate marketing and other event related revenues for NASCAR racing events continue at record year-over-year levels, largely offsetting the ongoing effects on admission revenues of escalating gas prices and other difficult economic conditions. Also, SMI reaffirmed its full year 2008 earnings guidance of $2.40 to $2.50 per diluted share.

Second quarter and year-to-date 2008 results as compared to 2007 were impacted by, among other factors, the following:

•	New Hampshire Motor Speedway, acquired in January 2008, hosted successful NASCAR Sprint Cup and Nationwide Series racing events in this second quarter;

•	Bristol Motor Speedway hosted a successful major National Hot Rod Association (NHRA) racing event this second quarter that was held in the third quarter 2007; and

•	significantly improved operating results of Motorsports Authentics.

Second Quarter Comparison

For the second quarter 2008 as compared to 2007:

•	total revenues increased 18% to $212.8 million in 2008 compared to $180.8 million in 2007;

•	equity investee after tax earnings were $1.8 million in 2008 compared to losses of $168,000 in 2007;

•	net income increased 17% to $47.0 million in 2008 compared to $40.3 million in 2007; and

•	diluted earnings per share increased 17% to $1.08 in 2008 compared to $0.92 in 2007.

Year-to-Date Comparison

For the six month 2008 period as compared to 2007:

•	total revenues increased 11% to $368.0 million in 2008 compared to $332.9 million in 2007;

•	equity investee after tax earnings were $2.8 million in 2008 compared to losses of $2.3 million in 2007;

•	net income increased 8% to $77.9 million in 2008 compared to $72.2 million in 2007; and

•	diluted earnings per share increased 9% to $1.79 in 2008 compared to $1.64 in 2007.

2008 Earnings Guidance Reaffirmed

The Company reiterated that second quarter 2008 earnings are consistent with its previous full year 2008 guidance of $2.40 to $2.50 per diluted share, assuming current industry and economic trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, non-core businesses, capital expenditures exceeding current plans, the impact of further increases in fuel prices, interest rates, geopolitical conflicts, poor weather surrounding our events or other unforeseen factors.

2008 Second Quarter Highlights

Similar to its first quarter, SMI’s second quarter highlights include continuing record levels of corporate marketing and other event related revenues for NASCAR racing events. Texas Motor Speedway attracted strong attendance at its NASCAR Samsung 500 Sprint Cup and O’Reilly 300 Nationwide Series racing events, and Lowe’s Motor Speedway attracted significantly higher attendance at its NASCAR Sprint All-Star Race, and strong attendance at its Coca-Cola 600 Sprint Cup Series and CARQUEST Auto Parts 300 Nationwide Series, racing events. New Hampshire Motor Speedway hosted large crowds at its NASCAR LENOX Industrial Tools 301 Sprint Cup Series, and near record attendance at its Camping World RV Sales 200 presented by RVs.com Nationwide Series, racing events. Other highlights include Infineon Raceway hosting a successful Toyota/Save Mart 350 NASCAR Sprint Cup Series racing weekend, and Texas Motor Speedway’s Bombardier Learjet 550 IndyCar and Sam’s Town 400 NASCAR Craftsman Truck Series racing events attracting large crowds.

SMI believes admissions, concessions, souvenir merchandising and other event related second quarter and year-to-date 2008 revenues were negatively impacted by declines in consumer spending from higher fuel prices and difficult consumer credit and housing markets. SMI also believes year-to-date 2008 revenues were negatively impacted by poor weather surrounding certain NASCAR racing events held at AMS and BMS in the first quarter 2008.

Stock Repurchase Program

During the six months ended June 30, 2008, the Company repurchased 156,000 shares of common stock for approximately $4.2 million under its previously announced stock repurchase program. As of June 30, 2008, the Company has repurchased 1,388,000 shares since adoption of the program in April 2005. The total number of shares available for future repurchase under the program, as currently authorized, is 612,000.

Other Comments

“SMI is proud to report record revenues and earnings per share for the first half of the year,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “Corporate marketing and other event related revenues for NASCAR racing events continue at record year-over-year levels, demonstrating that SMI’s core business remains resilient and strong. We are also pleased that Motorsports Authentics’ earnings continue to show significant improvements over last year, reflecting favorably their ongoing strategic and operational changes. On a regional note, Lowe’s Motor Speedway attracted significantly higher attendance at its NASCAR Sprint All-Star Race event this May. We are extremely proud to demonstrate that the strong demand and appeal for this prestigious event at Lowe’s Motor Speedway continues.”

O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “Our first NASCAR Sprint Cup and Nationwide Series racing events at SMI’s newly purchased New Hampshire Motor Speedway were an overwhelming success, demonstrating the merits of SMI continuing to invest in premium markets. SMI’s motorsports business remains strong. Our corporate marketing revenues have shown increases, and all of our NASCAR Sprint Cup and Nationwide Series event sponsorships for 2008, and most for 2009, are already sold. Those factors, among others, should further strengthen SMI as existing economic conditions improve.

“As our spectacular ‘state-of-the-art’ zMAX Dragway at Lowe’s Motor Speedway nears completion, we are excited about hosting the NHRA Carolinas Nationals on September 11-14, 2008. Our inaugural race weekend features the first playoff round of the NHRA POWERade ‘Countdown to the Championship’ where all four professional categories - Top Fuel, Funny Car, Pro Stock and Pro Stock Motorcycle - are competing. We strongly believe our fans, racing competitors, and advertisers will find it undoubtedly the finest dragway facility in motorsports today.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of Motorsports Authentics merchandising joint venture; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities, including the possibility of discontinuing operations; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 AM (ET) which are open to all participants. To participate in the conference call, you may dial 888-735-0476 (toll-free) or 706-758-1524 (toll). The reference number is 57497350. A web-cast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 12:00 PM (EST) August 6th through 11:59 PM (EST) August 20th. The reference number is 57497350. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President; William R. Brooks, Vice Chairman and Chief Financial Officer; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Six Months Ended June 30, 2008 and 2007

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
INCOME STATEMENT DATA	6/30/2008 (a)	6/30/2007	6/30/2008 (a)	6/30/2007
Revenues:
Admissions	$58,199	$49,309	$111,819	$105,825
Event related revenue	72,910	63,882	124,185	112,840
NASCAR broadcasting revenue	68,600	55,775	106,233	92,677
Other operating revenue	13,082	11,798	25,780	21,598

Total Revenues	212,791	180,764	368,017	332,940

Expenses and Other:
Direct expense of events	40,109	29,675	63,148	53,984
NASCAR purse and sanction fees	46,230	37,016	73,124	63,345
Other direct operating expense	11,768	10,822	24,924	21,925
General and administrative	21,251	21,358	42,731	41,498
Depreciation and amortization	11,922	11,270	23,722	21,823
Interest expense, net	8,341	4,753	17,790	9,447
Equity investee (earnings) losses	(2,953)	307	(4,544)	3,761
Other (income) expense, net	(1,336)	573	(1,247)	548

Total Expenses and Other	135,332	115,774	239,648	216,331

Income Before Income Taxes	77,459	64,990	128,369	116,609
Income Tax Provision	(30,441)	(24,674)	(50,449)	(44,428)

Net Income	$47,018	$40,316	$77,920	$72,181

Basic Earnings Per Share	$1.08	$0.92	$1.79	$1.65
Weighted average shares outstanding	43,485	43,810	43,504	43,791

Diluted Earnings Per Share	$1.08	$0.92	$1.79	$1.64
Weighted average shares outstanding	43,497	44,016	43,530	43,992

Major NASCAR-sanctioned Events Held During Period	8	6	14	12

Certain Race Schedule Changes:

•	New Hampshire Motor Speedway, acquired in January 2008, hosted NASCAR Sprint Cup and Nationwide Series racing events this second quarter.

•	Bristol Motor Speedway hosted a major National Hot Rod Association racing event this second quarter that was held in the third quarter 2007.

BALANCE SHEET DATA	6/30/2008 (a)	12/31/2007
Cash, cash equivalents and short-term investments	$133,961	$168,462
Total current assets	227,929	242,648
Property and equipment, net	1,159,519	1,066,393
Equity investments in associated entities	80,240	76,678
Goodwill and other intangible assets, net	558,316	155,993
Total assets	2,058,176	1,578,320

Deferred race event income, net	104,485	112,099
Total current liabilities	197,680	177,720
Revolving credit facility borrowings	350,000	98,438
Total long-term debt	680,019	428,460
Total liabilities	1,155,283	750,649
Total stockholders’ equity	902,893	827,671

(a)	Reflects business acquisition of New Hampshire Motor Speedway on January 11, 2008, including its results of operations after acquisition and financial condition as of June 30, 2008.